Exhibit 99.1

Rafaella Issues Supplement to Clarify Certain Terms of Debt Tender Offer to Purchase for Cash Up To Approximately 51% of Its Outstanding 11-1/4% Senior Secured Notes Due 2011

Tender Offer Still to Expire at 11:59 p.m. on March 19, 2010

NEW YORK, March 5 /PRNewswire/ — Rafaella Apparel Group, Inc. (“Rafaella”) announced today that it is distributing a supplement to clarify certain disclosure set forth in its Offer to Purchase with respect to the “Modified Dutch Auction” tender offer commenced by Rafaella on February 22, 2010 (the “Tender Offer”).

The material terms and conditions of the Tender Offer remain unchanged, and the Tender Offer will still expire at 11:59 p.m., New York City time, on March 19, 2010, as initially announced, unless subsequently extended (as such time and date may be extended or earlier terminated, the “Expiration Date”).  The sole purpose of the supplement is to clarify certain disclosure with respect to the Purchase Price and Rafaella’s obligation to purchase its 11-1/4% Senior Secured Notes due 2011 (the “Notes”) and the Purchase Price (as defined below) with respect to the Notes.

As previously announced, pursuant to the Tender Offer, Rafaella offered to purchase for cash up to an aggregate of approximately $36,380,000 principal amount at maturity (the “Maximum Tender Amount”) but not less than an aggregate of $17,975,000 principal amount at maturity (the “Minimum Tender Amount”) of its Notes that are validly tendered and not withdrawn, provided that in no event will Rafaella pay more than $19,100,000 to purchase the Notes, exclusive of accrued interest and costs of the transaction (the “Maximum Aggregate Purchase Price”).  Therefore, based upon a denomination of $1,000 per Note, the Company is offering to purchase up to approximately 36,380 Notes.

Under the “Modified Dutch Auction” procedure, Rafaella is offering to purchase the Notes at a price not greater than $600 nor less than $525 per $1,000 principal amount of such Notes (in multiples of $.25 per $1,000 principal amount) (the “Price Range”).  Holders of the Notes will be able to indicate the principal amount of Notes that such holders desire to tender and the price within the Price Range at which they wish to tender such Notes.  No tenders will be accepted outside the Price Range.  Rafaella will select a purchase price (the “Purchase Price”) within the Price Range that will allow it to purchase a principal amount at maturity of the Notes that (i) is no less than the Minimum Tender Amount and no greater than the Maximum Tender Amount and (ii) does not exceed the Maximum Aggregate Purchase Price.

Clarification

The Offer to Purchase dated February 22, 2010 contained language pursuant to which Rafaella reserved the right not to elect the highest Purchase Price with respect to Notes validly tendered and not properly withdrawn within the Price Range, even if it selected such highest Purchase Price the Company would still be able to purchase all of the Notes validly tendered and not properly withdrawn at an amount equal to or less than the Minimum Amount.  The supplement eliminates this language and expressly provides that the Company will not select a Purchase

Price that is lower than the highest Purchase Price at which all of the Notes validly tendered and not properly withdrawn may be purchased for an amount equal to or less than the Maximum Aggregate Purchase Price.

The supplement also expressly states that the Company will purchase as many Notes as it is able to that are validly tendered and not withdrawn at the highest price within the Price Range up to the Maximum Aggregate Purchase Price.  Therefore, the Company (i) will acquire Notes having a principal amount at maturity of up to the Maximum Tender Amount in the event that all Notes validly tendered and not withdrawn are tendered at the lowest price within the Price Range, and (ii) will acquire Notes having a principal amount at maturity of at least the Minimum Tender Amount in the event that all Notes validly tendered and not withdrawn are tendered at the highest price within the Price Range.

The Tender Offer and Rafaella’s obligation to purchase and pay for the Notes validly tendered is conditioned upon at least the Minimum Tender Amount being validly tendered within the Price Range and the other conditions to the Tender Offer set forth in the Tender Offer to Purchase, as supplemented, and accompanying Letter of Transmittal either being satisfied or waived on or prior to the Expiration Date.  If any of the conditions are not satisfied or waived, Rafaella is not obligated to accept for payment, purchase, or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate the Tender Offer.

Rafaella reserves the right, subject to applicable law, to extend, withdraw or terminate the Tender Offer.  Further, Rafaella reserves the right to modify the Price Range, the Minimum Tender Amount, the Maximum Tender Amount and/or the Maximum Aggregate Purchase Price in its sole discretion.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.  Rafaella is making the Tender Offer only by, and pursuant to the terms of, the Tender Offer to Purchase, as supplemented, and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The complete terms and conditions of the Tender Offer are set forth in the Tender Offer to Purchase, as supplemented, and Letter of Transmittal that is being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully when they become available. Copies of the Tender Offer to Purchase, the Supplement No. 1 and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Lazard Middle Market LLC is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to the Dealer Manager at (212) 758-8575 (collect). The Depositary for the Tender Offer is The Bank of New York Mellon.

About Rafaella Apparel Group, Inc.

Rafaella, together with its subsidiaries, is a wholesaler, designer, sourcer, marketer and distributor of a full line of women’s career and casual sportswear separates sold primarily under the Rafaella brand and private label brands of our customers. The Company’s products are sold to department, specialty and chain stores and off-price retailers located throughout the United States of America.  For more information, visit www.rafaellasportswear.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements included in this press release that address activities, events or developments that Rafaella expects, believes or anticipates, will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by such forward-looking terminology as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” “will,” “may” and words or phrases of similar import.  Although Rafaella believes any forward-looking statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including but not limited to (i) dependence on management, (ii) dependence on vendors and distributors, (iii) reliance on foreign manufacturers, (iv) industry trends, (v) merchandise and fashion trends, (vi) competition, seasonality, and (vii) macroeconomic conditions in general, and microeconomic conditions that impact the clothing industry in particular, including but not limited to consumer spending patterns, as well as other risks set forth in Rafaella’s Annual Report on Form 10-K for the fiscal year ending June 30, 2009, Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 2009 and December 31, 2009, and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission.  Rafaella does not undertake any obligation to update forward-looking statements.

Contact Information:	Lance Arneson

Chief Financial Officer

(212) 403-0300

SOURCE Rafaella Apparel Group, Inc.